Press Release

For immediate release

Company contact: Larry C. Busnardo, Vice President, Investor Relations, 303-312-8514

Bill Barrett Corporation Announces Uinta Basin Asset Sale

DENVER - November 20, 2017 - Bill Barrett Corporation (the “Company”) (NYSE: BBG) announced today that it has entered into an agreement with unaffiliated third parties to sell its remaining non-core assets located in the Uinta Basin for cash proceeds of approximately $110 million. The transaction is expected to close on or before December 31, 2017, and is subject to customary closing conditions and adjustments. The assets produced approximately 2,300 Boe/d (91% oil) during the third quarter of 2017 and had estimated proved reserves of 12 million barrels of oil equivalent (100% proved developed) as of December 31, 2016.

Chief Executive Officer and President Scot Woodall commented, "This sale transitions us into a pure-play Denver-Julesburg (“DJ”) Basin company, further streamlines our operational cost structure and strengthens our balance sheet and liquidity. We have a top-tier oil position in the DJ Basin with our 2017 capital program underpinning a strong growth profile in 2018 as we expect to generate greater than 30% growth from our Northeast Wattenberg assets. We anticipate that our 2018 capital program will be fully funded as we exit 2017 with a significant cash position and an improved leverage ratio.”

Tudor, Pickering, Holt & Co. advised the Company with respect to the Uinta Basin divestiture process.

Forward-Looking Statements

All statements in this press release, other than statements of historical fact, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Words such as expects, forecast, guidance, anticipates, intends, plans, believes, seeks, estimates and similar expressions or variations of such words are intended to identify forward-looking statements herein; however, these are not the exclusive means of identifying forward-looking statements. Forward-looking statements in this release relate to, among other things, the closing and anticipated effects of, and proceeds from, the planned asset sale.

These and other forward-looking statements in this press release are based on management's judgment as of the date of this release and are subject to numerous risks and uncertainties. Actual results may vary significantly from those indicated in the forward-looking statements. Please refer to the Company's Annual Report on Form 10-K for the year ended December 31, 2016 filed with the SEC, and other filings, including our Current Reports on Form 8-K and Quarterly Reports on Form 10-Q, all of which are incorporated by reference herein, for further discussion of risk factors that may affect the forward-looking statements. The Company encourages you to consider the risks and uncertainties associated with projections and other forward-looking statements and to not place undue reliance on any such statements. In addition, the Company assumes no obligation to publicly revise or update any forward-looking statements based on future events or circumstances.

ABOUT BILL BARRETT CORPORATION

Bill Barrett Corporation (NYSE: BBG), headquartered in Denver, Colorado, develops oil and natural gas in the Rocky Mountain region of the United States. Additional information about the Company may be found on its website www.billbarrettcorp.com.